Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE1

OF

INCORPORATION

OF

NEXXUS LIGHTING, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Nexxus Lighting, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

FIRST: The name of the corporation is Revolution Lighting Technologies, Inc.

SECOND: The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400 in the City of Wilmington, in the County of New Castle, in the State of Delaware, 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.

FOURTH: The total number of shares of stock which the Corporation shall be authorized to issue is One Hundred and Fifty Million (150,000,000) shares of Common Stock, each share having $0.001 par value, and Five Million (5,000,000) shares of Preferred Stock, each share having $0.001 par value.

The Board of Directors may divide the Preferred Stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board of Directors has previously designated the Series B Convertible Preferred Stock as provided in the certificate of designations attached hereto. The Board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance.

FIFTH: The name and address of the incorporator is MaryJoan A. Floresta and her mailing address is c/o Bachner, Tally, Polevoy & Misher, 380 Madison Avenue, New York, New York 10017.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The election of directors need not be by written ballot, unless the by-laws so provide.

(2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

SEVENTH: The Corporation shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the General Corporation Law, as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the General Corporation Law or on the application of

[1]

Pursuant to Item 601(b)(3) of Regulation S-K, the Registrant is presenting the entire amended text of its articles of incorporation, including the amendment previously filed as Exhibit 3.1 to the Form 8-K filed on May 17, 2013.

trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or a class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH: The personal liability of directors of the Corporation is hereby eliminated to the full extent permitted by Section 102(b)(7) of the General Corporation Law as the same may be amended and supplemented.

TENTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law, as from time to time in effect or any successor provision thereto.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.